                                                                EXHIBIT 23.1




         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
MAAX Holdings, Inc.
9224 - 73rd Avenue North
Brooklyn Park, Minnesota 55428
USA


We consent to the use of our report dated April 29, 2005 with respect to the consolidated financial statements of MAAX Holdings, Inc. and its subsidiaries as at February 28, 2005 and for the 270-day period then ended and of the Predecessor Company ("MAAX Inc.") as at February 29, 2004 and for the years ended February 28, 2003 and February 29, 2004 and the 95-day period ended June 3, 2004 included herein and to the reference to our firm under the heading "Experts" in the Prospectus.


/s/ KPMG LLP

Montreal, Canada
August 22, 2005